Exhibit 3.2

                           Chapman and Cutler
                         111 West Monroe Street
                        Chicago, Illinois  60603

                             March 19, 1996



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
101 Barclay Street
New York, New York  10286


    Re: Van Kampen American Capital Equity Opportunity Trust, Series 26

Gentlemen:

     We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Van Kampen American Capital Equity Opportunity Trust, Series 26 (the "Trust"), in connection with the issuance of Units of fractional undivided interest in the Trust, under a Trust Agreement dated March 19, 1996 (the "Indenture") among Van Kampen American Capital Distributors, Inc., as Depositor, Van Kampen American
Capital Investment Advisory Corp., as Evaluator, Van Kampen American Capital Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee. The Trust is comprised of one separate unit investment trust, Princor Emerging Growth and Treasury, Series 1.

     In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

     The assets of the Trust will consist of a portfolio of shares of Princor Emerging Growth Fund (the "Fund" or "Fund Shares") and zero coupon U.S. Treasury Obligations (the "Treasury Obligations") (collectively, the Fund Shares and Treasury Obligations are referred to herein as "Securities") as set forth in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) The Trust is not an association taxable as a corporation for federal income tax purposes.

         (ii) A Unitholder will be considered as owning a pro rata share of each asset of the Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. A Unitholder's pro rata portion of distributions of cash or property by the Fund with respect to Fund Shares ("dividends" as defined by Section 316 of the Code ) are taxable as ordinary income to the extent of such Fund's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Fund Share, and to the extent that such dividends exceed a Unitholder's tax basis in such Fund Share, shall be treated as gain from the sale or exchange of property.

        (iii) The price a Unitholder pays for his Units is allocated among his pro rata portion of each Security held by the Trust (in the proportion to the fair market values thereof on the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Security held by the Trust.

         (iv) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units, except to the extent an in kind distribution of Fund Shares is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to Fund Shares which are not taxable as ordinary income.

          (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets of such Trust (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to Fund Shares which are not taxable as ordinary income.

        (vi) With respect to each Unitholder's pro rata portion of Treasury Obligations held by the Trust: The Treasury Obligations are treated as bonds that were originally issued at an original issue discount. Because the Treasury Obligations represent interests in "stripped" U.S. Treasury bonds, a Unitholder's initial cost for his pro rata portion of each Treasury Obligation held by the Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Original issue discount is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Treasury Obligations held by the Trust as such original issue discount accrues and will, in general, be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is not less than the "de minimis" amount determined under Treasury Regulations (the "Regulation"). To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Obligations, this method will generally result in an increasing amount of income to the Unitholders each year.

        (vii) With respect to a Unitholder's pro rata portion of Princor Emerging Growth Fund Shares held by the Trust:

                (a)   Each Unitholder will be considered to  receive
          his pro rata portion of each distribution made by Princor Emerging Growth Fund on the shares, when such distribution is received by Trust. A distribution declared by the Fund in October, November or December that are held by the Trust and paid during the following January will be treated as having been received by Unitholders on December 31 in that year such distribution was declared. To the extent that any distribution by the Fund on the shares constitutes ordinary income, each Unitholder will be deemed to have received ordinary income when the distribution is received by the Trust. To the extent any distribution constitutes a capital gain distribution, each Unitholder will be deemed to have received a capital gain when the distribution is received by the Trust. To the extent that any distribution constitutes a return of capital, each Unitholder will be deemed to have received a return of capital when the distribution is received by the Trust.

               (b) To the extent that the Fund makes a distribution on the shares which constitutes a return of capital, such distribution should be applied by a Unitholder to reduce his basis (determined in accordance with paragraph (v) hereof) in his pro rata portion of the Fund Shares held by the Trust until the total of all cash reductions reduces such basis to zero and thereafter should be reported by the Unitholder as a capital gain.

                (c) If more than 50% of the value of the total assets of the Fund consist of stock or securities in foreign corporations, the Fund may elect to pass through to its shareholders the foreign income and similar taxes paid by the Fund in order to enable its shareholders to take a credit (or deduction) for foreign income taxes paid by the Fund. If this election is made, Unitholders of the Trust, because they deemed to own a pro rata portion of the Fund Shares held by the Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by the Trust from the Fund and also their portion of the amount which the Fund deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the Fund from its foreign investments. Unitholders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

      (viii) A Unitholder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital gain except in the case of a dealer and will be generally long-term if the Unitholder has held his Units for more than one year. A Unitholder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital loss (except in the case of a dealer) and will be generally long-term if the Unitholder has held his Units for more than one year.

         (ix) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Fund Shares upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving an undivided interest in whole shares of the Fund plus, possibly, cash. The potential federal income tax consequences that may occur under an in kind distribution with respect to each Fund Share will depend on whether or not a Unitholder receives cash in addition to Fund Shares (and does not include the Treasury Obligations). A Unitholder will not recognize gain or loss with respect to Fund Shares if a Unitholder only receives shares of the Fund in exchange for his or her pro rata portion in each share of the Fund held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of the Fund such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and its tax basis in such fractional share of the Fund. Because a Unitholder will receive cash in exchange for his or her pro rata portion in each Treasury Obligation held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his tax basis in such Treasury Obligation, regardless of whether the Unitholder reinvests the cash relating to the Treasury Obligations into additional Fund shares. Because the Trust will own many Securities, a Unitholder who requests an in kind distribution will have to analyze the tax consequences with respect to each Security owned by such Trust. The total amount of taxable gains (or losses) recognized upon such exchange will generally equal the sum of the gain (or loss) recognized under the rules described above by such Unitholder with respect to each Security owned by the Trust.

     Distributions on the Fund Shares which are taxable as ordinary income to the Unitholders will constitute dividends for federal income tax purposes. To the extent dividends received by the Fund are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to the pro rata portion of such dividends, since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations. However, to the extent dividends received by the Fund are from United States corporations (other than real estate investment trusts) and are designated by the Fund as being eligible for the dividends received deduction, distributions received by corporate Unitholders with respect to Fund Shares attributable to such dividends may qualify for the 70% dividends received deduction, subject to limitations otherwise applicable to the availability of the deduction.

     Each Unitholder's pro rata share of each expense paid by the Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by him, subject to the following limitation. It should be noted that as a result of the Tax Reform Act of 1986 certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat certain expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                    Very truly yours



                                    Chapman and Cutler

MJK/cjw